Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE, INC. ANNOUNCES CLOSING OF $125 MILLION REVOLVING CREDIT FACILITY

ST. LOUIS, September 14, 2011 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets, today announced it has amended its existing revolving credit facility, expanding the size from $80 million to $125 million and extending the term  from July 2012 to September 2016.

The amended and restated credit agreement provides for a $125 million senior secured revolving credit facility, subject to a total leverage ratio.  Borrowings under the agreement will bear interest at the LIBOR rate plus an applicable margin of 1.75% to 2.75%, or the Wells Fargo base rate plus 0.75% to 1.75%, depending in each case upon leverage levels.  Additionally, the new agreement includes an accordion feature that allows an increase in the availability to $150 million in certain circumstances with the interest rate applicable to the increase subject to negotiation.

 “We have been exploring a number of alternative financing packages over the last six months, in anticipation of our need for flexibility to execute our stated strategy,” said Ronald Saks, Chief Executive Officer of LMI.  “Although we are currently investing $5 million to $10 million of cash, we are continuing to invest in the following items:

•	Capital equipment and facilities to grow our capacity to handle increased production rates and new market share;

•	Pursue new design build programs in which we plan to invest; and

•	Make strategic acquisitions to increase our capabilities.

Accordingly, this new five year agreement affords us flexibility for these investments.  We will continue to review other financing options available to us as well, some of which may be better suited to handle some specific long-term capital requirements.”

The Company entered into the amended and restated Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, Royal Bank of Canada as Syndication Agent and various lenders named therein.

LMI Aerospace, Inc. is a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close-tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.